Exhibit 99.1

                    EXECUTIVE EMPLOYMENT AGREEMENT AMENDMENT

     THIS EMPLOYMENT AGREEMENT AMENDMENT ("AGREEMENT"), is made and entered into by and between Sharps Compliance Corp., having its principle office at 9350 Kirby Drive, Suite 300, Houston, TX 77054 (hereinafter referred to as the "Company"), and David P. Tusa (hereinafter referred to as the "Executive").

                                   WITNESSETH

     For and in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to amend the Executive's original executive employment agreement, dated July 14, 2003, as follows:

     The Base Salary referred to in Article 1.3.1 of $5,769.23 per pay period is hereby changed to $8,653.85.

     The Severance Period referred in Articles 1 and 2 of nine (9) months is hereby changed to twelve (12) months.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written below with the amended provisions noted above being effective June 21, 2004.


                                                EXECUTIVE:

                                                /s/ David P. Tusa
                                                -----------------
                                                Executive

                                                Date: October 1, 2004


                                                COMPANY:

                                                By:/s/ Burton J. Kunik
                                                   -------------------
                                                Name:   Burton J. Kunik
                                                Title:  Chairman & Chief
                                                        Executive Officer

                                                Date:    October 1, 2004


                                       18